Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT
THIS AGREEMENT (“Agreement”) is entered into as of October 21, 2015, by and between FORESTAR GROUP INC. a Delaware corporation (the “Company”), and PHILLIP J. WEBER (the “Executive”).
WHEREAS, the Executive assumed employment as the Chief Executive Officer of the Company (“Chief Executive Officer”) effective as of September 25, 2015 (the “Effective Date”);
WHEREAS, the Executive is party to a Change in Control Agreement with the Company dated October 12, 2009 (the “Existing CIC Agreement”);
WHEREAS, the parties intend for the Existing CIC Agreement to continue in effect in accordance with its terms;
WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer upon the terms and conditions set forth herein; and
WHEREAS, the Executive is willing and able to continue employment with the Company as Chief Executive Officer on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and the Executive hereby agree as follows:
1.    Effective Date; Employment Period. Subject to the provisions of Section 4 hereof, the term of this Agreement shall commence as of the date first set forth above and shall end immediately before the second anniversary of the Effective Date (the period during which the Executive is employed hereunder, the “Employment Period”). On and following the second anniversary of the Effective Date, Executive’s employment with the Company (if any) shall be at will and, subject to the terms of the Existing CIC Agreement if still then in effect and any other applicable policies of the Company that may then be in effect, Executive shall not be entitled during such period to severance payments upon termination of employment. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the term of this Agreement shall survive such expiration.
2.    Positions and Duties.
(a)    Position and Reporting. During the Employment Period, the Company will employ the Executive, and the Executive agrees to serve, as Chief Executive Officer reporting directly to the Board of Directors of the Company (the “Board”). As Chief Executive Officer, the Executive shall perform the customary duties of such position, subject to the direction and control of the Board, and shall perform such other duties, not inconsistent with such position, as the Board may require.
(b)    Board Membership. The Company agrees to use its best efforts (including, without limitation, the solicitation of proxies) to cause the Executive to be re-elected to the Board during the Employment Period. The Executive agrees to assist in such efforts and to serve as a member of the Board during the Employment Period to the extent he is not removed from and is re-elected to the Board. Upon any termination of his employment with the Company, the Executive shall immediately resign (and shall be deemed to have resigned) from the Board and the boards of directors of any subsidiaries of the Company on which he may serve.
(c)    Other Activities. During the Employment Period, the Executive shall devote all of his working time to his duties hereunder, shall devote his best efforts to advance the interests of the Company and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board. Notwithstanding the foregoing provisions of this subsection (c), it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees to the extent that such service does not interfere with his duties under this Agreement.

(d)    Place of Employment. The Executive shall perform his services hereunder principally at the Company’s headquarters in Austin, Texas; provided that the Executive shall temporarily perform services in other locations as may be reasonably required for the performance of his duties hereunder.
3.    Compensation. In consideration of the performance by the Executive of his duties hereunder, during the Employment Period the Company shall pay or provide to the Executive the following compensation and benefits, which the Executive agrees to accept in full satisfaction for his services, it being understood that all standard Company deductions shall be withheld from such compensation:
(a)    Base Salary. The Executive shall receive a base salary equal to five hundred thousand dollars ($500,000) per annum (the “Base Salary”), which Base Salary shall be paid in accordance with the Company’s normal payroll practices. The Base Salary shall be reviewed for adjustment on or about February 2017 by the Management Development and Executive Compensation Committee of the Board (the “MDECC”); provided that any adjustment shall be made in the sole discretion of the MDECC; and provided further that the Base Salary shall not be reduced to a lesser amount. The term “Base Salary” as used herein shall be deemed to refer to any such amount as it may be increased from time to time.
(b)    Bonuses. The Executive shall be eligible for an annual performance-based bonus on terms established in the discretion of the MDECC, but on a basis substantially no less favorable than that applicable to other senior executives of the Company.
(c)    Employee Benefits. The Executive shall be entitled to participate in the retirement, health and life insurance and other welfare and fringe benefit plans and programs of the Company on a basis (to the extent permitted by applicable law) substantially no less favorable than that applicable to other senior executives of the Company.
(d)    Equity Grants. The Executive shall be eligible for annual grants of equity incentive compensation as determined in the discretion of the MDECC, provided that grants shall be made on a basis substantially no less favorable than that applicable to other senior executives of the Company. The terms and conditions of equity grants to the Executive shall be determined pursuant to the terms and conditions of the plans and agreements under and subject to which they are or were made.
(e)    Executive Compensation Plans. The Executive shall be eligible to participate in any executive compensation plans that are not the subject of the preceding provisions of this Section 3 on a basis (to the extent permitted by applicable law) substantially no less favorable than that applicable to other senior executives of the Company.
(f)    D&O Insurance. The Company shall provide the Executive with directors’ and officers’ liability insurance on a basis (to the extent permitted by applicable law) substantially no less favorable than that applicable to other senior executives and directors of the Company.
(g)    Expenses. The Company shall reimburse the Executive for reasonable and customary expenses incurred in connection with the Company’s business in accordance with the applicable policies of the Company in effect from time to time.
(h)    Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per calendar year in accordance with the applicable policies of the Company in effect from time to time.
4.    Termination. The Employment Period shall end upon the expiration date otherwise specified in Section 1 hereof and may end earlier in accordance with the following provisions:
(a)    Termination by the Company for Cause. The Company shall have the right at any time by vote of the members of the Board (exclusive of the Executive) to terminate the Executive’s employment hereunder upon the occurrence of any of the following events: (i) a material breach of this Agreement by the Executive that (if curable) is not cured within fifteen (15) days after written demand by the Company; (ii) the Executive’s conviction of a felony following the exhaustion of all appeals or a plea of guilty or nolo contendere to a felony; (iii) the Executive’s abuse of alcohol or controlled substances that has a detrimental effect upon the Executive’s performance of his duties and that is not cured within thirty (30) days after written demand by the Company; (iv) a material violation of any policy of the Company, including without limitation its Standards of Business Conduct and Ethics, that (if curable) is not cured within fifteen (15) days after written demand by the Company; or (v) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, and that (if curable) is not cured within fifteen (15) days after written demand by the Company (all such events in clauses (i) - (v), collectively, “Cause”).
(b)    Termination by the Company for Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the death of the Executive. The Company shall have the right to terminate the Executive’s employment hereunder upon the Executive’s Disability. For purposes of this Agreement, “Disability” shall occur if by reason of any medically determinable physical or mental impairment the Executive is unable to engage in any substantial gainful activity for a period of six (6) consecutive months, such impairment can be expected to result in death or last for a continuous period of not less than twelve (12) months, the Company shall have given the Executive a written notice of intent to terminate for reasons of Disability, and, within thirty (30) days after such notice is given, the Executive shall not have returned to the full-time performance of his duties.
(c)    Termination by the Company without Cause. The Company shall have the right to terminate the Executive’s employment hereunder without Cause at any time by vote of the members of the Board (exclusive of the Executive).
(d)    Voluntary Termination by the Executive. The Executive shall be entitled voluntarily to terminate his employment hereunder at any time other than under circumstances constituting “Good Reason” as defined in Section 4(e) hereof.
(e)    Good Reason Termination by the Executive. The Executive shall be entitled to terminate his employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” for termination by the Executive of his employment shall mean the occurrence of any of the following: (i) a material reduction in the Executive’s authority, duties or responsibilities, which for purposes of this Agreement shall include only the failure to be re-elected to the Board or reappointed as either a member of the Board or Chief Executive Officer or the assignment to the Executive of any duties substantially inconsistent with the Executive’s status as a senior executive officer of the Company or a material adverse alteration in the nature or status of the Executive’s responsibilities (including, as applicable and without limitation, the Executive ceasing to be an executive officer of a public company); (ii) a requirement that Executive report to a corporate or Company officer or an employee instead of reporting directly to the Board (or its successor parent operating company board in the event of a Change in Control) (iii) any reduction in Base Salary; (iv) a material change in the geographic location at which the Executive must perform services, which for purposes of this Agreement shall include only the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles distant from the Company’s headquarters on the Effective Date and more distant from the Executive’s principal residence, or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for reasonably required travel on the Company’s business; or (v) a material breach of this Agreement by the Company that (if curable) is not cured as set forth below. Notwithstanding the foregoing provisions of this Section 4(e), the Executive may not assert Good Reason as to conditions (i) –(v) above unless (i) the Company fails to cure the condition within fifteen (15) days after written demand by Executive, and (ii) Good Reason is asserted in a Notice of Termination given in respect thereof within ninety (90) days following the date of the first occurrence of such condition, act or failure to act.
(f)    Notice of Termination. Any termination of the Executive’s employment hereunder (other than upon the death of the Executive) shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 8 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) if the termination is by the Company for Cause or is by the Executive under circumstances constituting Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) sets forth the date on which such termination shall be effective (the “Date of Termination”); provided that in the case of a termination by the Executive, the Date of Termination shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination upon payment to the Executive of the full amount of Base Salary that would have been paid to the Executive had the Executive continued employment between the actual Date of Termination and the Date of Termination specified in the Notice of Termination; however, in the event of Executive’s Termination for Good Reason, Executive shall also remain entitled to the cash payment set forth in Section 5(c) and Notice of Termination (if any) shall be given by Executive not later than five (5) days following the Company’s failure to cure with an immediate effective date. Except as provided in the final Sentence of Section 4(e) hereof, the failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder. Any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Section 4(f) shall not be effective.
5.    Effect of Termination of Employment.
(a)    Expiration of Employment Period, Cause or no Good Reason. If the Executive’s employment hereunder is terminated (i) upon the expiration of the Employment Period pursuant to Section 1, (ii) by the Company for Cause or (iii) by the Executive without Good Reason, the Executive’s Base Salary and other benefits specified in Section 3 hereof shall be paid or provided through but not after such expiration of the Employment Agreement or the Date of Termination, as the case may be, and the Company shall have no further obligations under this Agreement.
(b)    Death or Disability. Subject to Section 5(d) hereof, if the Executive’s employment hereunder is terminated by the death or Disability of the Executive, then as soon as practicable following such termination of employment the Company shall make a lump-sum cash payment to the Executive (or his estate, as the case may be) equal to the sum of (i) Base Salary and (ii) the target bonus established under Section 3(b) hereof for the period in which such termination occurs multiplied by a fraction, the numerator of which is the number of days during the applicable performance period for which the Executive was employed hereunder and the denominator of which is the number of days in such performance period.
(c)    Without Cause or Good Reason Termination. Subject to Section 5(d) hereof and provided the Executive is not then entitled to severance benefits under the Existing CIC Agreement, if the Executive’s employment hereunder is terminated by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to a lump-sum cash payment equal to two million dollars ($2,000,000) less the amount of any cash severance or salary continuation benefit paid or payable to the Executive under any other plan, policy or program of the Company, provided in each case that such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(d)    Requirement of Release. Notwithstanding any other provision of this Agreement, no amounts shall be payable or otherwise due pursuant to Section 5(b) or 5(c) hereof unless (i) the Executive (or his authorized representative, if disabled or deceased) executes a release of claims in the form set forth as Appendix A hereto within twenty-one (21) days following the Date of Termination and (ii) the Executive (or his authorized representative, if disabled or deceased) fails to revoke such release within seven (7) days of its execution. The amounts subject to this Section 5(d) shall then be paid thirty (30) days following the Date of Termination (or the first business day thereafter if such date is not a business day).
(e)    Excise Tax Payment.
(i)    Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets within the meaning of Section 280G of the Code (a “Change in Control”) or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments to be made pursuant to Section 5(c) hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the portion of the Total Payments that does not constitute deferred compensation within the meaning of

Section 409A of the Code shall first be reduced and the portion of the Total Payments that does constitute deferred compensation within the meaning of Section 409A of the Code shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(ii)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “parachute payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (B) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount (within the meaning of Section 280G of the Code) allocable to such reasonable compensation, and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(iii)    If payments made under this Agreement or otherwise are reduced pursuant to the foregoing provisions of this Section 5(e), the Company shall provide the Executive with a written statement setting forth the manner in which the payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects to the Company’s calculations, the Company shall pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of Section 5(e)(i).
(iv)    The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require (but in no event shall any such payment be made after the end of the calendar year following the calendar year in which the expenses were incurred), provided that no such payment shall be made in respect of fees or expenses incurred by the Executive after the later of the tenth anniversary of the Date of Termination or the Executive’s death, and provided further, that, upon the Executive’s separation from service with the Company, in no event shall any additional such payments be made prior to the date that is six months after the date of the Executive’s separation from service to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code.
6.    Confidential Information; Restrictive Covenants.
(a)    The Executive acknowledges that the Confidential Information (as defined below) obtained or developed by him, or of which he became aware, during the course of his employment with the Company and its affiliates, (i) concerning the business or affairs of the Company and/or its affiliates (the “Business Entities”) are the property of the Business Entities and (ii) concerning the business or affairs of the customers and suppliers of the Business Entities are the property of such customers and suppliers. Therefore, the Executive will hold in strictest confidence, and not at any time (whether during or after his employment with the Company) disclose, publish, make available or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than a Business Entity, any trade secrets, non-public information, knowledge or data, or other proprietary or confidential information of the Business Entities or their customers or suppliers, including without limitation, any such information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, inventions, manufacturing or other processes, technology, designs, financing methods, plans, business processes, practices, methods, policies, publications, documents, research, operations, services, strategies techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, buyer lists or other business and affairs of any Business Entity and their customers and suppliers (collectively, “Confidential Information”); provided that “Confidential Information” shall not include (i) any information which has become publicly known or available or known in the industry, in any case other than as a result of the Executive’s breach of this covenant, or (ii) any information that was within the Executive’s knowledge or possession before becoming employed with the Company or its affiliates; and provided further, that the Executive shall not be in violation of this covenant if he discloses any Confidential Information as required by any subpoena or other legal process or notice or in any disposition, judicial or administrative hearing, or trial or arbitration (though the Executive shall, to the extent permitted, give the Company notice of any such subpoena, process, or notice and will cooperate with all reasonable requests of the Company to obtain a protective order regarding, or to narrow the scope of, the Confidential Information required to be disclosed). The Executive understands that the above list of Confidential Information is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all property of the Company including any documents, memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Business Entities or its customers and suppliers.
(b)    During his employment with the Company and for a period of two years thereafter regardless of the reason for the termination of employment other than a termination on or after the second anniversary of the Effective Date (such post-termination period, as applicable, the “Non-Competition Period”), the Executive will not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage or take preparatory steps to engage (for anyone other than the Business Entities) in any Competitive Enterprise anywhere in the United States, Canada, or Mexico. For the purpose hereof, a “Competitive Enterprise” shall mean any business venture engaged in business that is competitive with the Company or its affiliates. Neither the service by the Executive on corporate boards in accordance with the provisions of Section 2(c) hereof nor the passive ownership by the Executive of not more than two percent (2%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or market shall not be deemed, in and of themselves, to violate the prohibitions of this Section 6(b). For the sake of clarity, the Executive shall not be prohibited by this Section 6(b) from working for a business venture that is a Competitive Enterprise because one or more – but not all – of its business lines are competitive with the Company and its affiliates, so long as the Executive has no involvement in the lines of business for such business venture that are competitive with the Company and its affiliates and does not breach his confidentiality obligations under this Agreement.
(c)    During his employment with the Company and during the Non-Competition Period, the Executive shall not, directly or indirectly, (i) take any action having the purpose or intended or foreseeable effect of interfering with or otherwise damaging (including, but not limited to, any action resulting in a customer reducing or cancelling a customer's prior level of business with the Company), in any material respect, the Company’s business relationship with any of its suppliers or customers and/or (ii) solicit any suppliers or customers of the Company, for competitive purposes, with which or whom the Executive was involved as part of his job responsibilities during the last twelve (12) months of Executive’s employment with the Company, or regarding which or whom the Executive has Confidential Information, or regarding which or whom became suppliers or customers of the Company during the course of the Executive's employment with the Company or its affiliates.
(d)    During his employment with the Company and during the Non-Competition Period, the Executive shall not, other than for the benefit of the Business Entities, directly or indirectly, employ, or knowingly permit any company or business organization directly or indirectly controlled by the Executive to employ or solicit for employment any person who was employed by the Company during the last year of the Executive's employment with the Company, or in any manner seek to induce any such person to leave his or her employment with the Company.
(e)    If the Executive materially breaches any of the provisions of this Section 6 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity:
(i)    the right and remedy to have the Restrictive Covenants specifically enforced by any court having jurisdiction (whether by temporary restraining order, preliminary injunction, permanent injunction, injunction in aid or arbitration or otherwise) without having to post a bond, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and
(ii)    the right to discontinue the payment of any amounts or benefits owing to the Executive under this Agreement.
(f)    The Executive acknowledges that: (i) the business in which the Company is engaged is intensely competitive; (ii) the Executive’s employment by the Company will require that the Executive develop, have access to and knowledge of Confidential Information; (iii) the direct or indirect disclosure or use of any such Confidential Information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company; (iv) the Executive has developed goodwill with clients and suppliers of the Company at substantial expense to the Company; (v) the Executive will continue to develop goodwill, through substantial investment by the Company, while working for the Company; (vi) the engaging by the Executive in any of the activities prohibited by this Section 6 may constitute improper appropriation and/or use of such Confidential Information and/or goodwill; (vii) the services to be rendered by the Executive to the Company are of a special and unique character; (viii) the Executive has been fully advised by counsel in connection with his entering into this Agreement, including as to statutory and common law regarding the enforceability of the Restrictive Covenants; and (ix) enforcement of the Restrictive Covenants will not unduly limit the Executive’s ability to support himself or his family or to earn a livelihood. The Executive expressly acknowledges that the Confidential Information and goodwill of the Company constitute protectible business interests of the Company and that the Restrictive Covenants are fair, reasonable, valid, and enforceable.
(g)    The Executive acknowledges and agrees that each of the Restrictive Covenants is given by the Executive as part of the consideration for this Agreement and as an inducement to the Company to enter into this Agreement.
(h)    If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees that the

Restrictive Covenants, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
(i)    For purposes of this Section 6 and Section 7 hereof, the “Company” refers to the Company and any of its parents, subsidiaries, subdivisions or affiliates.
7.    Developments.
(a)    If at any time or times during the Employment Period, the Executive (either alone or with others) makes, conceives, discovers or reduces to practice or causes to be made, conceived, discovered or reduced to practice, any intellectual property or any interest or rights therein (whether or not patentable or registrable under trademark, copyright or similar statutes or subject to analogous protection), including without limitation any invention, modification, discovery, design, development, improvement, process, software program, original work of authorship, trademark, documentation, formula, data, technique, know-how or trade secret (collectively referred to as “Developments”) that (i) relates to the business of the Company or any customer of, or supplier to, the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to the Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company when used for Company purposes and not for incidental personal purposes, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its successors, assigns, and nominees. and the Executive (1) shall promptly make full written disclosure to the Company (or any persons designated by it) of each such Development, and (2) will hold in trust each such Development for the sole right and benefit of the Company. The Executive acknowledges that all Developments that are original works of authorship and which are protectable by copyright (“Copyrightable Developments”) are “works made for hire” as that term is defined in the United States Copyright Act. In the event that any Copyrightable Development is held by a court of competent jurisdiction not to be a work made for hire, the Executive hereby assigns all right, title and interest the Executive may have or acquire in each such Copyrightable Development and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation, retroactive to the date of creation. With respect to all Developments that are not Copyrightable Developments, the Executive hereby assigns all right, title and interest the Executive may have or acquire in each such Development and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation. .
(b)    The Executive will, during the Employment Period and at any time thereafter, at the request and cost of the Company, assist the Company and/or its designee in every proper way to secure the Company’s rights in the Developments and any copyrights, patents, trademarks and/or other intellectual property rights relating thereto in any and all countries, including without limitation the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary or desirable in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Developments and any copyrights, patents, trademarks or other intellectual property rights relating thereto. In the event the Company is unable, after reasonable effort, to secure the Executive’s signature on any document relating to any United States or foreign patents, copyrights, trademarks or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and in the Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright, trademark or other analogous protection thereon with the same legal force and effect as if executed by the Executive.
(c)    The Executive hereby acknowledges and agrees that the provisions of this Section 7 are reasonable and valid.
8.    Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by local courier, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, or (c) one day after timely delivery to an overnight delivery courier. The addresses for such notices shall be as follows:

For notices and communications to the Company:
6300 Bee Cave Road
Building Two, Suite 500
Austin, TX 78746
Attention: General Counsel
For notices and communications to the Executive:
At the most recent address on file in the records of the Company
Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.
9.    Governing Law; Interpretation. This Agreement shall be construed under and governed by the laws of the State of Texas, without reference to its conflicts of law principles. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
10.    Withholding; Payment. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations or Company policies or procedures. All cash amounts required to be paid hereunder shall be paid in United States dollars.
11.    Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance; provided that any such amendment, modification, supersession, cancellation, renewal, extension or waiver by the Company must be approved by the Board. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
12.    Successors and Assigns.
(a)    This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business. Except to the extent otherwise provided in Section 6(i) hereof, references to the Executive’s employment with the Company shall refer to employment with the Company and any of its subsidiaries that may employ the Executive from time to time.
(b)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to be obligated to perform this Agreement (whether by reason of express assumption by the successor or by operation of law) in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
13.    Non-Exclusivity of Rights. Except as may otherwise be specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any other plan, policy, practice, or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract, or agreement, as the case may be, except as explicitly modified by this Agreement.

14.    No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or any self-employment.
15.    Settlement of Disputes.
(a)    Arbitration. The Company and the Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims related in any way to the Executive's relationship with the Company, including, but not limited to, (i) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability), (ii) any dispute, controversy or claim under this Agreement; and (iii) any dispute as to the arbitrability of a matter under this Agreement (collectively, “Claims”); provided that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement. Such arbitration proceedings shall be conducted in Austin, Texas in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”) by one arbitrator selected in accordance with the AAA Rules; provided that the Company and the Executive shall have the right to (i) seek a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration, from a court of competent jurisdiction, or (ii) interim injunctive or equitable relief from the arbitrator pursuant to the AAA Rules. Each party to any dispute shall pay its own expenses, including attorneys' fees; provided that the Company shall pay all costs and fees that the Executive would not otherwise have been subject to paying if the claim had been resolved in a court of law. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general, special and punitive damages, injunctive relief, costs and attorney fees; provided that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law, and the arbitrators shall be required to follow the laws of the State of Texas Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.
(b)    Confidentiality of Arbitration. It is part of the essence of this Agreement that any Claims hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and the Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
16.    Agreement Preparation Fees; Indemnification.
(a)    The Company shall promptly reimburse the Executive for reasonable and customary attorney’s fees incurred by the Executive in the negotiation and documentation of this Agreement upon receipt of supporting documentation reasonably satisfactory to the Company.
(b)    During and following the Employment Period, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance or status as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of Company to the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and By-Laws. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. To the extent that the Company reduces the indemnity rights provided for under its By-Laws after execution of this Agreement, the Company’s indemnity obligations hereunder shall be unaffected (to the extent permitted by applicable law).
17.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
18.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
19.    Section 409A. The intent of the Company and Executive is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Without limiting the generality of the foregoing and any provision in this Agreement to the contrary notwithstanding, if any portion of the payments or benefits to be received by the Executive under this Agreement would be considered deferred compensation under Section 409A, then the following provisions shall apply to the relevant portion: (i) if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder until the date that is six (6) months following the Executive’s termination of employment with the Company (or the earliest date as otherwise is permitted under Section 409A); (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to the Executive under this Agreement, until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; (iv) each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement that constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A; (v) with respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses shall be reimbursed by the Company within sixty (60) calendar days following the date on which the Company receives the applicable invoice from the Executive but in no event later than December 31 of the year following the year in which the Executive incurs the related expense; (vi) in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit; and (vii) if the Executive’s termination of employment occurs on or after November 1st of a calendar year, any payment that otherwise would have been paid to the Executive between the Executive’s termination date and the end of the calendar year (and which are contingent upon the Executive entering into a release of claims), will be paid to the Executive as soon as practicable in the following calendar year and on or before the ninetieth (90th) day following the termination date.
20.    Entire Agreement. This Agreement and the Existing CIC Agreement constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to that subject matter. The Existing CIC Agreement shall continue in effect in accordance with its terms, subject to any termination thereof in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
FORESTAR GROUP INC.

By:     /s/ James A. Rubright
Name:     James A. Rubright

Title:	Director and Non-Executive Chairman of the Board

By:     /s/ William G. Currie
Name:    William G. Currie

Title:	Director and Chairman – Management Development and Executive Compensation Committee

EXECUTIVE

/s/ Phillip J. Weber
Phillip J. Weber

APPENDIX A
GENERAL RELEASE OF CLAIMS AGREEMENT
This General Release of Claims Agreement (hereinafter referred to as “this Agreement”) is made by and between FORESTAR GROUP INC. (hereinafter referred to as the “Company”) and PHILLIP J. WEBER (hereinafter referred to as “Executive”).
In consideration of their mutual promises and obligations set out below, Company and Executive agree to the following terms:
1.Conditions of Separation. Executive’s employment with Company will terminate effective with the close of business on [DATE] (the “Separation Date”).
2.    Payments and Other Considerations. The parties agree that certain portions of the consideration described in Sections 5(b) or (c) of the Employment Agreement between Executive and the Company dated October 21, 2015 (“Employment Agreement”) would not be paid to Executive but for his execution of this General Release of Claims Agreement.
3.    Waiver and Release of All Claims. In consideration of the agreements made by Company in this Agreement, Executive on behalf of himself, his agents, representatives, executors, attorneys, administrators, heirs or assigns, hereby releases, acquits and forever discharges Company, its divisions, parent, subsidiaries, affiliates, as well as each of their predecessors, assigns and successors, as well as each of their officers, directors, shareholders, employees, agents, and attorneys (hereinafter collectively referred to as the “Releasees”), from any and all charges, actions, causes of actions, claims, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees and with regard to the payment of all wages, benefits, back pay, debts, obligations, compensatory damages, punitive damages, actual damages, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen (i) out of Executive’s employment with and/or separation of employment from Company or any Releasee and/or (ii) on or before the date upon which Executive signs this Agreement, including, but not limited to:
a.    Claims which could have arisen under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans With Disabilities Act; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act of 1990; the Family and Medical Leave Act; the Fair Labor Standards Act; the Equal Pay Act; the National Labor Relations Act; any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Sarbanes-Oxley Act of 2002; Sections 1981 through 1988 of Title 42 of the United States Code; the Occupational Safety and Health Act; Executive Order 11246; the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, any claims arising under the Texas Labor Code that may be legally waived and released including the Texas Payday Act, the Texas Anti-Retaliation Act, the Texas Whistleblower Act, the Texas Commission on Human Rights Act, and/or any other federal, state or municipal employment discrimination statute (including claims based on sex, sexual harassment, sexual orientation, age, race, national origin, religion, ancestry, harassment, marital status, handicap, disability, retaliation, any other legally protected group status, and/or attainment of benefit plan rights); and/or
b.    Claims arising out of any other federal, state, or local statute, law, constitution, ordinance or regulation;
c.    Any other claim whatsoever including, but not limited to, claims relating to implied or express employment contracts; and/or
d.    Claims based on theories of tort, whether under common law or otherwise, but excluding claims which Executive cannot by law waive and any claims for breach of this Agreement. Notwithstanding the general language of this release, it is understood that Executive’s release of claims is not intended to waive any rights Executive may have: (i) to indemnification as set forth under Section 16 of the Employment Agreement (ii) as an equity holder in respect of equity incentive compensation awards he may hold beyond the end of his employment with the Company or (iii) as a terminating employee to: (a) benefits under Section 5 of the Employment Agreement or any vested benefits under a benefit plan which by its terms specifically provides for the vesting of benefits; (b) to apply for unemployment compensation benefits under state law; or (c) to elect COBRA or Texas continuation of health coverage.
4.    Entire Agreement. This Agreement together with the Employment Agreement constitutes the entire agreement between Executive and Company. No other promises or agreement shall be binding unless hereafter in writing and signed by both parties.
5.    Time To Review, Attorney Consultation & Revocation. Executive acknowledges and agrees that Company is hereby advising him that: (a) this Agreement contains a release of claims under the Age Discrimination in Employment Act, as amended; (b) he may consult with an attorney of his choosing with respect to the matters contained in this Agreement; (c) he has been given a period of at least twenty one (21) days to decide whether to accept its terms; (d) he may accept this offer at any point during that time by returning this Agreement, signed by him, to [NAME, ADDRESS], within that time period; and (e) he may revoke this Agreement any time during a period of up to seven (7) days from the date he tenders this signed Agreement to Company. Any revocation must be made in writing and be delivered by hand or otherwise within the required time to [NAME] at the address above. Executive understands that he will receive severance payments and benefits pursuant to the Employment Agreement only once this 7-day revocation period has expired and this Agreement becomes final and irrevocable. In the event of such revocation by Executive, this Agreement shall be null and void in its entirety and Executive shall have no rights under Section 5(b) or 5(c) of the Employment Agreement
6.    Separability. If any portion of this Agreement is found to be unenforceable, the remainder of this Agreement shall remain in full force and effect.
7.    Construction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to its conflicts of law principles.
8.    Non-Admission. All parties acknowledge that this Agreement does not constitute an admission by Company of any liability whatsoever, but results from the desire to expeditiously resolve possibly disputed issues of fact and law, and further acknowledge that Company denies all allegations of violation of any law, statute, ordinance, regulation, common law, tort or contract.
9.    Full Knowledge, Consent and Voluntary Signing of Agreement. Executive acknowledges and agrees that: (a) he has carefully read this Agreement and fully understands its meaning, intent and terms; (b) he has full knowledge of its legal consequences; (c) he agrees to all the terms of this Agreement and is voluntarily signing below; (d) other than as stated herein, he attests that no promise or inducement has been offered for this Agreement; and (e) he is legally competent to execute this Agreement and accepts full responsibility therefor.
10.    Standards of Business Conduct Certification. Executive acknowledges that he has read and understood the Company’s Standards of Business Conduct and Ethics (“SOBCE”). In this connection Executive certifies to Company that: (a) he has in the past reported through the SOBCE’s reporting procedures any violations of the SOBCE of which he was aware; (b) he is aware of no other violations of the SOBCE which he has not previously reported; and (c) he is not aware of any conduct by any employee of Company (or any part of the Company) that he believes may constitute a violation of any laws or regulations relating to fraud against shareholders. The only exception(s) to these certifications by Executive, if any, are the following matters:
11.    [These lines to be filled-in by Executive, if applicable, at the time he signs this Agreement. If he leaves these lines blank, Executive agrees that he has nothing to report. Note: reporting information in this section does not in any way adversely affect any of Executive’s rights and responsibilities set out in this Agreement.]

WHEREFORE, EXECUTIVE AGREES THAT HE HAS READ AND VOLUNTARILY ENTERED INTO THIS AGREEMENT WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE.

EXECUTIVE	COMPANY:

By:
Phillip J. Weber	Title:

Date:	Date: